Exhibit 99.(h)(7)

AMENDMENT NO. 2 TO CO-ADMINISTRATION AGREEMENT

AMENDMENT No. 2, made as of this first day of November 2011, to the Co-Administration Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”) dated as of as of March 18, 2002 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and the Credit Suisse Funds listed and defined in Schedule A (the “Funds”).  Defined terms used herein shall have the same meaning as set forth in the Agreement.

WHEREAS, each of the Funds listed on Schedule A is registered as an open-end management investment company (or is a series of such registered company) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Credit Suisse Asset Management, LLC acts as co-administrator (the “Co-Administrator”) and provides certain services to the Funds;

WHEREAS, the Administrator and the Funds have entered into the Agreement by which the Administrator provides certain administrative services to the Funds; and

WHEREAS, the Funds and the Administrator wish to amend the Agreement to institute a term of one year effective as of the date set forth above and terminable upon 120 days’ written notice thereafter.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                       Section 12 of the Agreement is hereby deleted and replaced in its entirety with the following:

12.                                 TERM, TERMINATION AND AMENDMENT

This Agreement shall remain in full force and effect for an initial term ending October 31, 2012 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by either party by an instrument in writing delivered to the other party, such termination to take effect not sooner than one hundred and twenty (120) days after the date of such delivery. During the Initial Term and thereafter, either party may terminate this Agreement. (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that this reasonably acceptable, within sixty (60) days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to any Fund (or portfolio thereof), the applicable Fund (or portfolio thereof) shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements, including reasonable out-of-pocket expenses associated with such termination.

In the event of: (i) any Fund’s termination of this Agreement with respect to such Fund (or portfolio(s) thereof) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to a Fund (or portfolio thereof) (or its respective successor), the applicable Fund shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to such Fund (or portfolio thereof)) and shall reimburse the Administrator for its costs, expenses and disbursements.  Upon receipt of such payment and reimbursement, the Administrator will deliver such Fund’s (or portfolio’s) records as set forth herein.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Fund (or portfolio thereof) and distribution of such Fund’s (or portfolio’s) assets as a result of the Board’s determination in its reasonable business judgment that such Fund (or portfolio) is no longer viable, (b) a merger of a Fund (or portfolio thereof) into, or the consolidation of a Fund (or portfolio thereof) with, another entity, or (c) the sale by a Fund (or portfolio thereof) of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to such Fund (or portfolio) (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund (or portfolio thereof) shall in no way affect the rights and duties under this Agreement with respect to any other Fund (or portfolio thereof).

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

2.                                       Schedule A annexed hereto shall replace any prior Schedule A.

3.                                       All other terms and conditions of the Agreement, as amended, remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH OF THE CREDIT SUISSE ASSET MANAGEMENT
FUNDS LISTED ON SCHEDULE A ANNEXED HERETO

By:	/s/Michael A. Pignataro
Name:	Michael A. Pignataro
Title:	CFO

STATE STREET BANK AND TRUST COMPANY

By:	/s/Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

CREDIT SUISSE FUNDS

CO-ADMINISTRATION AGREEMENT

SCHEDULE A

Dated as of November 1, 2011

October 31 Fiscal Year End Funds (“October 31 Funds”)

Credit Suisse Opportunity Funds

Credit Suisse Floating Rate High Income Fund

December 31 Fiscal Year End Funds (“December 31 Funds”)

Credit Suisse Trust

Commodity Return Strategy Portfolio

Credit Suisse Asset Management Income Fund, Inc.

Credit Suisse Commodity Return Strategy Fund